UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 3, 2012 (May 3, 2012)

U.S. PHYSICAL THERAPY, INC.
(Exact name of registrant as specified in its charter)

Nevada	1-11151	76-0364866
(State or other jurisdiction of	(Commission File	(I.R.S. Employer
incorporation or organization)	Number)	Identification No.)

1300 West Sam Houston Parkway South, Suite 300, Houston, Texas	77042
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (713) 297-7000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.02 RESULTS OF OPERATIONS AND FINANCIAL CONDITION

On May 3, 2012, U.S. Physical Therapy, Inc. (the “Company”), during its conference call disclosing its results for the three months ended March 31, 2012 (“First Quarter 2012”), discussed its increase in Adjusted EBITDA in the First Quarter 2012 compared to the first quarter of the prior year.  Adjusted EBITDA equals net income attributable to common shareholders before interest, taxes, depreciation and amortization and equity compensation expense.

The following table reconciles adjusted net income attributable to common shareholders, the most directly comparable financial measure calculated and presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”), to Adjusted EBITDA. Management believes providing Adjusted EBITDA to investors is useful information for comparing the Company’s period-to-period results.

Adjusted EBITDA is not a measure of financial performance under GAAP.  Items used to compute Adjusted EBITDA are significant components in understanding and assessing financial performance. Adjusted EBITDA should not be considered in isolation or as an alternative to, or substitute for, net income attributable to common shareholders or net income including noncontrolling interests data presented in the consolidated financial statements as indicators of financial performance.  Because Adjusted EBITDA is not a measurement determined in accordance with GAAP, and is thus susceptible to varying calculations, this measurement may not be comparable to other similarly titled measures of other companies.

	Quarter Ended March 31,
	2012	2011
	(In thousands)

Net revenues	$62,582	$56,741

Net income attributable to common shareholders	4,478	3,746

Adjustments:
Depreciation and amortization	1,334	1,330
Interest, net (income) / expense	160	71
Net income attibutable to noncontrolling interests	2,334	2,439
Equity-based awards compensation expense	547	444
Provision for income taxes	2,899	2,426
Adjusted EBITDA from operations including
noncontrolling interests	11,752	10,456

Net income attibutable to noncontrolling interests	(2,334)	(2,439)

Adjusted EBITDA	$9,418	$8,017

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

U.S. PHYSICAL THERAPY, INC.

Dated: May 3, 2012	By: /s/ LAWRANCE W. MCAFEE
Lawrance W. McAfee
Chief Financial Officer
(duly authorized officer and principal financial
and accounting officer)